                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (dollar amounts in thousands)



                                                                                                               Three
                                                                                                               Months
                                                                Fiscal Year Ended January 31                    Ended
                                                   ------------------------------------------------------     April 30,
                                                     1993       1994        1995       1996       1997           1997
                                                   ---------  ---------   ---------  ---------  ---------    ----------
EARNINGS
Pretax earnings . . . . . . . . . . . . . . . .   $ 60,022   $ 47,376    $ 70,551   $ 58,331    $ 159,596     $25,279
Add (Deduct):
   Previously capitalized interest
     charged against pretax earnings  . . . . .      9,545     11,552      22,158     79,499(d)    45,735(d)    3,613
   Losses of less-than-50%-owned persons  . . .         99         32       1,104          9            1          47
   Fixed charges (see below)  . . . . . . . . .     85,169     84,788      85,988     78,992       66,888      14,399
   Reverse effect of inclusion of interest
     capitalized in fixed charges above . . . .    (34,161)   (33,956)    (33,011)   (28,561)     (25,788)     (6,690)
   Undistributed earnings of
     less-than-50%-owned persons  . . . . . . .    (10,305)    (3,594)       (914)    (4,321)     (12,024)     (4,648)
                                                  --------   --------    --------   --------     --------     -------
                                                  $110,369   $106,198    $145,876   $183,949     $234,408     $32,000
                                                  ========   ========    ========   ========     ========     =======


FIXED CHARGES
Interest expense incurred
   Consolidated (a) (b) . . . . . . . . . . . .   $ 77,451  $  75,252   $  71,570  $  65,802     $ 57,183     $12,136
   50%-owned persons  . . . . . . . . . . . . .      4,609      6,236       7,912      9,957        7,538       1,780
   Less-than-50%-owned persons  . . . . . . . .        -          -         3,032(e)      -            -           -
                                                  --------  ---------   ---------  ---------     --------     -------
                                                    82,060     81,488      82,514     75,759       64,721      13,916
Portion of rental expense
   representing interest (c)  . . . . . . . . .      3,109      3,300       3,474      3,233        2,167         483
                                                  --------  ---------   ---------  ---------     --------     -------
                                                  $ 85,169  $  84,788   $  85,988  $  78,992     $ 66,888     $14,399
                                                  ========  =========   =========  =========     ========     =======



RATIO OF EARNINGS TO FIXED CHARGES  . . . . . .       1.30       1.25        1.70       2.33         3.50        2.22
                                                  ========  =========   =========  =========     ========     =======

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(a)      Consists of interest expense as reported in consolidated statements of earnings and, where applicable, interest expense related to finance operations included in costs and expenses in the consolidated statements of earnings.
(b) At April 30, 1997, the Company had outstanding guaranties of the indebtedness of third parties and less-than-50%-owned equity investees totaling approximately $31,000,000 under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $400,000 for the three months ended April 30, 1997, have been excluded from the reported fixed charges.
(c)      Represents one-third of rental expense under operating lease
(d) Includes charges totaling $31,168,000 in fiscal 1997 associated with sales of timberlands and $66,073,000 in fiscal 1996 associated with real estate property write-downs and sales of timberlands.
(e) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a one-third-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the Company's reported fixed charges. This guaranty was subsequently eliminated when BEF's debt was converted to a term loan during fiscal 1997.